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Exhibit 10(v)(v)

THIRD AMENDMENT TO THE HEWLETT-PACKARD COMPANY
2005 EXECUTIVE DEFERRED COMPENSATION PLAN

        The Hewlett-Packard Company 2005 Executive Deferred Compensation Plan, as amended and restated effective October 1, 2006 (the "Plan"), is hereby amended as follows, effective August 1, 2008, except as otherwise provided:

        1.     The definition of "Match Eligible Employee" shall be amended in its entirety to read as follows:

          "'Match Eligible Employee' means an individual (i) who is eligible for a matching contribution under the Hewlett-Packard Company 401(k) Plan, and (ii) whose Annual Rate of Pay, as of the first day of November preceding the Plan Year within which the deferral is to be made, exceeds the Code Section 401(a)(17) Limit for such Plan Year."

  2.
  Section 4.1 of the Plan shall be amended in its entirety to read as follows:

          "4.1 HP Matching Contributions. At the end of each Plan Year beginning with the 2006 Plan Year, HP shall credit a Match Eligible Employee's Account with HP Matching Contributions. The HP Matching Contributions shall be a dollar-for-dollar match of the Match Eligible Employee's deferral of Actual Pay for the Plan Year, but only to the extent that the Match Eligible Employee's Actual Pay exceeds the Code Section 401(a)(17) Limit. Notwithstanding the foregoing, the maximum amount of HP Matching Contributions for a Plan Year for a Match Eligible Employee shall not exceed the maximum amount of match for which such Employee would be eligible under the Hewlett-Packard Company 401(k) Plan for the Plan Year."

  3.
  Section 8.12 of the Plan shall be deleted.

        This Third Amendment to the 2005 Hewlett-Packard Company Executive Deferred Compensation Plan is hereby adopted this 17th day of September, 2008.

HEWLETT-PACKARD COMPANY
By	Marcela Perez de Alonso Executive Vice President Human Resources

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  Exhibit 10(v)(v)